Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-212976) on Form S-8 of our reports dated February 22, 2022, with respect to the consolidated financial statements of Boise Cascade Company and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Boise, Idaho
February 22, 2022